Exhibit 21.1

SUBSIDIARIES OF Idea Tech Holding Limited

Subsidiaries	Place of Incorporation	Incorporation Time	Percentage of Ownership
Idea Tech Limited	Hong Kong SAR	September 12, 2024	100%
Ask Idea (Hong Kong) Limited	Hong Kong SAR	August 14, 2018	100%